Exhibit 99.1

News Release

First Ottawa Bancshares

701 LaSalle St.

Ottawa, Illinois 61350

(815) 434-0044

First Ottawa Bancshares, Inc.

FOR IMMEDIATE RELEASE	CONTACT: Joachim J. Brown

(815) 434-0044

FIRST NATIONAL BANK TO PURCHASE BRANCH LOCATIONS IN STREATOR, ILLINOIS

OTTAWA, IL., JULY 18, 2003 — First National Bank of Ottawa, Ottawa, Illinois, a wholly owned subsidiary of First Ottawa Bancshares, Inc., announced today the signing of a definitive agreement with First Midwest Bancorp, Inc., to purchase the two banking branches of First Midwest Bank located in Streator, Illinois.  The transaction will see the transfer of approximately $73,000,000 in deposits and $15,000,000 in loans as well as the two branch locations in Streator.  The transaction is projected to close in approximately one hundred twenty days, following receipt of regulatory approval.

“As the oldest financial institution in LaSalle County, First National Bank of Ottawa is pleased to be able to extend its banking services to the community of Streator,” said CEO and President Jock Brown.  “We are especially pleased with the talent and expertise of the professional bankers of First Midwest Bank of Streator, all of whom will be retained in the transaction.  This transaction represents a tremendous opportunity for us to expand banking services in our local market.”

Terms of the agreement were not disclosed.

First Ottawa Bancshares is the parent company of First National Bank of Ottawa, and has assets of approximately $235,000,000.  First National Bank of Ottawa has one wholly owned subsidiary, First Ottawa Financial, Inc., which offers non-traditional financial products and services.  First National Bank of Ottawa is a full-service community bank offering financial services in LaSalle County and Grundy County Illinois.

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the

Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” and “project” or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations and future prospects of the Company and the Bank include, but are not limited to, changes in interest rates; general economic conditions; the legislative/regulatory situation; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market area; and accounting principles, policies, and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  Further information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

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